EXHIBIT 10.6

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of this 17th day of May, 2010 by and between IA Global, Inc., an Delaware corporation (“Company”), and Mark Scott (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated August 24, 2009 (the “Employment Agreement”);

WHEREAS,  the Company and Executive agreed to amend the Employment Agreement on May 17, 2010;

WHEREAS, the Compensation Committee approved the Amendment to the Employment Agreement at the May 5, 2010 meeting; and

1.         Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of the Agreement, as an employee of the Company in the position of Chief Financial Officer. Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his position and will render such services on the terms set forth herein and will report to the Chief Executive Officer and the Company’s Board of Directors (the “Board”). Executive will have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Chief Executive Officer and the Board, to the extent consistent with his positions and status as set forth above. Executive agrees to faithfully perform the lawful duties assigned to him pursuant to this Employment Agreement to the best of his abilities and to devote his business time and attention to the Company’s business and not to any other business. Notwithstanding the foregoing, Executive may (a) serve on civic or charitable or not-for-profit industry related organizations, (b) engage in charitable, civic, educational, professional community and/or industry activities without remuneration therefor (c) manage personal and family investments and (d) serve as a consultant for unrelated businesses so long as such activities do not interfere with the performance of Executive’s duties under this Agreement. Executive also may serve on the board of directors or advisory committee of other for-profit enterprises subject to the consent of the Chief Executive Officer and the Board, which shall not be unreasonably withheld.

8.  ENTIRE AGREEMENT; AMENDMENT

This May 17, 2010 Amendment to Amended and Restated Employment Agreement and the August 24, 2009 Amended and Restated Employment Agreement represent the entire agreements of the Company and Executive with respect to the matters set forth herein. Except as expressly amended by this Amendment to Amended and Restated Employment Agreement, the Amended and Restated Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first set forth above.

IA Global, Inc.

/s/ Brian Hoekstra
Brian Hoekstra, Chief Executive Officer

/s/ Mark Scott
Mark Scott, Executive